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                                                                    EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          ACCREDO HEALTH, INCORPORATED

                        --------------------------------

         1. The name of the Corporation (which is hereinafter referred to as the Corporation) is "Accredo Health, Incorporated."

         2. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 24, 1996, under the name "Nova Holdings, Inc.," and an amendment was filed with the Secretary of State of the State of Delaware on August 28, 1998 changing the Corporation's name to Accredo Health, Incorporated. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 14, 1999, and an Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 15, 2000.

         This Amendment to the Amended and Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by the stockholders of the Corporation at a special called meeting of its shareholders held on June 12, 2002, and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware ("DGCL").

         3. The first sentence of Article IV of the Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

                                   ARTICLE IV
                                  CAPITAL STOCK

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of
(a) 5,000,000 shares of preferred stock, $1.00 par value, which shares shall be issued from time to time in one or more series, at the discretion of the Board of Directors (the "Undesignated Preferred Stock"), and (b) 100,000,000 shares of Common Stock, $.01 par value ("Common Stock").

                  IN WITNESS WHEREOF, the undersigned does execute this Certificate of Amendment of the Certificate of Incorporation of Accredo Health, Incorporated, this 24th day of July, 2002 on behalf of the Corporation.

                                     ACCREDO HEALTH, INCORPORATED

                                     By: /s/ Thomas W. Bell, Jr.
                                        ---------------------------------------
                                         THOMAS W. BELL, JR.
                                         Senior Vice President, General Counsel
                                         and Secretary